EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-178840, No. 333-130763 and No. 333-91192) on Form S-8 and Registration Statements (No. 333-192856, No. 333-191269, and No. 333-169540) on Form S-3 of The LGL Group, Inc. of our report dated March 29, 2017, relating to our audit of the consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended, which appear in this Annual Report on Form 10-K of The LGL Group, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Orlando, Florida
March 29, 2017